Translation from the German into the English Language
              -----------------------------------------------------
        Business Letter from Akkumultorenfabrik Moll GmbH to IQ R&D GmbH

                                                                    Exhibit 6.19

                                                                          Page 1


                                      MOLL
                               Business Management

                                             Rubber stamp: RECEIVED 04 Aug. 1998

IQ Battery Research  &                                                  03.08.98
Development  GmbH                                                        gmoe/fu
Erlenhoff Park
Inselkammer Str. 4

D - 82008 Unterhaching


Dear Mr. Braun,
Dear Dr. Bauer,

We had first contacts at our offices since October 1996, and I will take an opportunity to discuss status of our cooperation at out next meeting on 11.08, as well as to discuss possible perspectives. Therefore I would like to make a contribution and present thoughts re. our discussion.

That is why I propose that we arrive at a more systematic cooperation within the range of development, production, marketing and distribution. The cooperation should also be summarized in written agreements.

The mutually undertaken so far steps should be conveyed into a firmly agreed to cooperation.

Sincerely,

MANUFACTURER OF BATTERIES  MOLL
Ltd. + Limited Partnership Co.

G. Moll-Mohrstedt


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              Translation from the German into the English Language
              -----------------------------------------------------
        Letter from Akkumulatorenfabrik Moll GmbH to IQ Battery R&D GmbH
                                                                          Page 1



                                      MOLL
                               Business Management



IQ-Battery Research &                                                   13.08.98
Development  GmbH                                                        gmoe/fu
Erlenhoff Park
Inselkammer Strasse 4

82008 Unterhaching





Dear Mr. Braun,
Dear Dr. Bauer,

In reference to our conversation in our offices on 11.08.98, I would like to sketch briefly results, in the interest of clarity and results for both sides.

We had an opportunity to convey to you our thoughts on the topics of development, production, distribution and marketing in a sketchy form, the basis of the discussion for that conference were as from our standpoint.

Regarding the topic Development, we propose that the following paragraphs be actualized or established: (1) product requirements, (2) product description, and (3) development plan.

Regarding the topic Production, we have made to you proposals in respect of formation of a common basic Company. Your concepts are still outstanding.

The areas of distribution and marketing has no priority in the time schedule until establishing joint-market-concepts for components of respective parts. Also here we are awaiting your proposals.

The goal for the next meeting should be basic unification in cooperation and in production of parts, and that further the people be identified, who are to be working, and finally, the scientific basis to be established in the relation of IQ GmbH and basic production company, so that assumptions would be given to develop contracts.

Briefly regarding  timelines,  we can approach your proposals in detail after KW
37.

Lastly, we thank you for your visit and the information regarding further development of the company and the endeavoured projects.

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              Translation from the German into the English Language
              -----------------------------------------------------
        Letter from Akkumulatorenfabrik Moll GmbH to IQ Battery R&D GmbH
                                                                          Page 2


Sincerely,

MANUFACTURER OF BATTERIES MOLL
Ltd. + Ltd. Partnership Co.

              Translation from the German into the English Language
                              Development Diagram                         Page 1


Manufacturer of Batteries Moll Ltd. + Ltd. Partnership Co.        BATTERIES MOLL
P.O. Box 1120 D-96225 Stafelstein
Tel. (09673) 98 22-0


Moll                         Development                          iQ

Responsible for     1.  Product requirements                responsible for
                        (parts must be decribed as per      parts from outside
battery "housing"       procura and changed battery)
for parts
                               Development control

                                   M + IQ             if not OK

                                    OK

                    2.  Product description

         Moll V         for batteries    for parts                 ViQ
                                    for
         Moll V               integrated battery

                                 Adjustments to
                               product description
                                 for integrated
                                    batteries
                        with OE (East European?) clients
                               i.e. Audi/Porsche       if not OK

                                       OK

                           mutual conclusion of M + iQ


                    3.   Timelines for development plan
                         expenditures, expenses, division
                         of tasks etc. for all 3 products

                         Development according to the
                         above plan

                                  Test

                         OK release for O-series,      parts of independent

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              Translation from the German into the English Language
                               Development Diagram
                                                                          Page 2

                         completing series                 product, quality etc.
                                                           viable for testing

              Translation from the German into the English Language
                          Moll Batterien - Development
                                                                          Page 1
19745 v1

Manufacturer of Batteries Moll Ltd. + Ltd. Partnership Co.        BATTERIES MOLL
P.O. Box 1120 D-96225 Stafelstein
Tel. (09673) 98 22-0



                                   DEVELOPMENT


We will issue our opinion, after the development point, where the idea of product in the decisive phase of conversion can go into the product. For the three different parts, the respective products must be for both sides dismissed as binding product description, which flow into product description. It going about

- parts from iQ
- the  redesigned  battery  from Moll,  and
- the definite product, the integrated battery.

To conduct the processes there should be established a group of employees from iQ and Moll operating under a description Development Management (2+2). iQ has responsibility for setting the requirements for the parts, and Moll is responsible for batteries and end-products, certainly alternately within the veto right given by Development Management. The final description of product will be agreed with OEM and serves the creation of the development plans. The development plan encloses likewise 3 parts for 3 products and contains

- planing of timing
- regulating tasks
- expenditures and expenses.

Divisions of costs of the development follows the responsibilities. The development process runs according to the plan and is accompanied by the Development Management. Update of practical work will be presented i.e. 1x month, either in writing or at a meeting, any deviations are to be reported without delay.

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              Translation from the German into the English Language
                          Moll Batterien - Development
                                                                          Page 2


The test phase, jointly with OEM is decisive for release to beginning of 0-series.
It is important that the parts developed by iQ have a specific test profile and therefore are viable for testing.

That is very briefly part referring to development.

              Translation from the German into the English Language
              Moll Batterien GmbH: Distribution + Marketing Diagram
                                                                          Page 1


Manufacturer of Batteries Moll Ltd. + Ltd. Partnership Co.        BATTERIES MOLL
P.O. Box 1120 D-96225 Stafelstein
Tel. (09673) 98 22-0


Moll                  Distribution + Marketing                        iQ

Moll V         Establishing Joint Marketing Concepts                  ViQ
               for Parts

                  independent from A, B, C

Moll V            distribution of parts                               ViQ

                  in support of A, B, C

Moll V            Distribution and Marketing of
                  the integrated batteries

              Translation from the German into the English Language
                Moll Batterien GmbH - Distribution and Marketing
                                                                          Page 1


Manufacturer of Batteries Moll Ltd. + Ltd. Partnership Co.        BATTERIES MOLL
P.O. Box 1120 D-96225 Stafelstein
Tel. (09673) 98 22-0


                           DISTRIBUTION and MARKETING

The next range of our cooperation encompasses DISTRIBUTION and MARKETING. Obviously, the distribution is dependent on the form of cooperation (A, B or C). The business management teams of iQ and Moll will establish a marketing concept, independently of A, B and C. That marketing concept should have a uniform language, first of all establishing of pricing against third manufacturers of batteries.

As already said, this concept is valid for all forms of cooperation. In contrast, the actual distribution of parts in context of concept of A, B or C, is still to be seen. This is self explanatory, without closer description. To emphasize once again, distribution and marketing is intended here, distribution and marketing of parts. Distribution and marketing of integrated batteries is responsibility of Moll. It is self explanatory, that iQ is here involved in concept, but the approach depends on East European Markets (OEM), and the after-market is the ground part of our task. It is also important to point out that Moll offers to each company involved in production of parts all the expertise gained and related to integration of parts into the batteries. All expenditures exceeding specific documentation will be billed to the manufacturing company.

              Translation from the German into the English Language
                     Moll Batterien GmbH: Production Diagram
                                                                          Page 1




Manufacturer of Batteries Moll Ltd. + Ltd. Partnership Co.        BATTERIES MOLL
P.O. Box 1120 D-96225 Stafelstein
Tel. (09673) 98 22-0


Moll                        Production                          iQ

Moll V                   Production of parts                   ViQ

                1)       Business plan

                         Supply to Moll and third parties


Moll V                   Production of batteries



1)       Setting up of a joint company, i.e.

     A)   50 : 50
     B)   Moll Europe 100 %
          Remaining iQ 100 %
     C)   Own demand and selected (German) clients of Moll 100 %

              Translation from the German into the English Language
                         Moll Batterien GmbH: Production
                                                                          Page 1


Manufacturer of Batteries Moll Ltd. + Ltd. Partnership Co.        BATTERIES MOLL
P.O. Box 1120 D-96225 Stafelstein
Tel. (09673) 98 22-0






                                   PRODUCTION
                                   ----------

Two assumptions outline the beginning of the production:

1. Product ready for volume manufacturing speaking of the integrated batteries, at least a volume accepted by OEM, where a minimum volume assured.
2. A clear agreement between iQ and Moll about the economical conditions of the cooperation in form of a contract.

The commencing point for all decisions consists of minimum amounts, business plan, information provided about investment requirement, current expenses etc. That business plan will be prepared jointly and this is the task assigned to the business management. The plan should consider alternatives, i.e.

A) Production of parts will be conducted at a joint manufacturing firm with participaction 50 : 50.
B) For Europe exclusively Moll will carry out production of parts, the rest of the world is responsibility of iQ.
C) Moll exclusively carries out production of parts for own demand and selected (German) clients.

We exclude that iQ appears as competing supplier of parts, even under special conditions. In all cases A, B and C it is responsibility of each of the manufacturing company to iQ to provide sufficiently each of the production companies, i.e. licensees, with know-how,

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              Translation from the German into the English Language
                         Moll Batterien GmbH: Production
                                                                          Page 2


technical information etc., and iQ, as the developing company, will be remunerated with a usual market licensing fee.

It must be presented that the setting of market price, where development costs incurred up to date are taken into consideration, or saying more precisely, the access to large volumes depends 50 % on quality of the product, and still better said, it depends on improvement and 50 % on setting the price. The formula is: lower input, higher volumes, more licenses. My position obviously is such, that the patent situation is so far unequivocal, as far iQ will arrange for all patents rights and obligations (i.e. commencement of actions when patents infringed). Moll will set a business plan for production of the integrated battery and inform iQ about it. The information includes also market access considerations including sale price on the East European Markets (OEM). Moll is ready anytime to manufacture parts (A, B and C) under a company name, and also create other assumptions, where Moll will not be recognized on the market as manufacturer.